Exhibit 99.1
Fortrea Appoints William Sharbaugh to Board of Directors

DURHAM, N.C., September 22, 2025 – Fortrea (Nasdaq: FTRE) (the “Company”), a leading global contract research organization (CRO), today announced the appointment of William Sharbaugh to the Company’s Board of Directors. Mr. Sharbaugh brings extensive healthcare experience in finance, operations, manufacturing, and quality to the position, having served in executive and board roles during his more than three decades in the pharmaceutical industry.
“I’m delighted to welcome Bill to the Fortrea Board, bringing an impressive background in CRO and pharmaceutical operations,” said Anshul Thakral, CEO of Fortrea. “He is a highly respected leader, who understands our stakeholders and what it takes to deliver high-quality drug development globally. Bill’s experience and leadership acumen will be valuable to Fortrea as we execute on our plans. His track record of success demonstrates his dedication to our purpose of delivering life-changing treatments to patients faster.”
“I’m looking forward to joining Fortrea’s Board as the company focuses on the future as a trusted partner to its clients,” said Mr. Sharbaugh. “With my experience in both CRO and pharmaceutical companies, I hope to offer practical and pragmatic perspectives to the Board. I look forward to partnering with Anshul, the Board and the Fortrea team to create value for all stakeholders.”
About William Sharbaugh
Mr. Sharbaugh brings extensive healthcare experience in finance, operations, manufacturing, and quality to the position, having served in executive and board roles during his more than three decades in the pharmaceutical industry. Mr. Sharbaugh currently serves as chairman of the board of Ora LLC, an ophthalmic research organization, as well as a member of the board of directors of Launch Therapeutics, Inc., a late-stage pharmaceutical development company. In addition, Mr. Sharbaugh previously served as an operating partner to the Vistria Group from September 2022 to July 2025, and as a member of the board of directors of Alcami Corporation, a Vistria Group company that performs contract drug manufacturing, and BioCare, Inc. a Vistria Group company that purchases and distributes specialty products for hematology, immunology, neurology, ultra rare, orphan, gene therapy, retina, and oncology. His previous executive experience includes serving as chief operating officer for PPD, Inc., a CRO, from 2007 to 2021 and as vice president, Global Development Operations from 2001 to 2007 at Bristol-Myers Squibb, a leading pharmaceutical company. Mr. Sharbaugh also spent 10 years at Merck & Co. in a variety of roles in clinical supply operations, sales and manufacturing. He served as an officer in the U.S. Army, where he held various leadership positions in a Patriot missile battalion. Mr. Sharbaugh earned his B.S from the U.S. Military Academy at West Point, a M.S. in the Management of Technology from the Wharton School and the School of Engineering at the University of Pennsylvania, a M.S in Regulatory Affairs and Quality Assurance from Temple University School of Pharmacy, and a M.A. in International Relations from Boston University School of Arts and Sciences.

Exhibit 99.1
About Fortrea
Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in about 100 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter).

Fortrea Contacts:
Tracy Krumme (Investors) – 984-385-6707, Tracy.Krumme@fortrea.com
Sue Zaranek (Media) – 919-943-5422, media@fortrea.com
Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com